Exhibit 23

Consent of Hacker, Johnson & Smith PA

Independent Registered Public Accounting Firm

The Board of Directors

Homeowners Choice, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (file number 185228 and file number 333-180322) as supplemented from time to time, and the Registration Statements on Form S-8 (file number 333-154436 and file number 333-184227), of our report dated March 14, 2013, with respect to the consolidated financial statements of Homeowners Choice, Inc. and subsidiaries included in this report on Form 10-K for the year ended December 31, 2012.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
March 14, 2013